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                                                                     EXHIBIT 2.1

                                     FORM OF
                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement"), dated August __, 1998 by and between DiTech Funding Corporation, a California corporation ("Old DiTech"), and DiTech Funding Corporation, a Delaware corporation (the "New DiTech").

        WHEREAS, the respective Boards of Directors and the stockholders of each of Old DiTech and New DiTech have determined that it is advisable and in the best interests of such corporations and their stockholders that Old DiTech merge with and into New DiTechupon the terms and conditions provided herein (the "Merger"), and have approved and adopted this Agreement.

        NOW, THEREFORE, in consideration for the foregoing recitals and the mutual agreements herein contained and of the mutual benefits provided hereby, the parties hereto hereby agree as follows:

        1. Merger. The effective time and date of the Merger shall be [_____]. on August __, 1998 (the "Effective Date"). On the Effective Date, Old DiTech shall be merged with and into New DiTech and the separate existence of Old DiTech shall thereupon cease. New DiTech shall survive the Merger and continue its corporate existence in the State of Delaware after the Effective Date of the Merger.

        2. Certificate of Incorporation. The Certificate of Incorporation of New DiTech, as in effect immediately prior to the Effective Date, shall continue to be the Certificate of Incorporation of New DiTech without change or amendment until duly amended in accordance with the provisions thereof and applicable law.

        3. Directors and Officers. The persons who are directors and officers of New DiTech immediately prior to the Effective Date shall continue in their same positions as the directors and officers, respectively, of DiTech on and after the Effective Date, and shall hold office until their successors are duly elected and qualified in accordance with applicable law.

        4. Conversion of Shares. On the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof:

               (a) each share and each certificate representing a share of the Common Stock of Old DiTech outstanding immediately prior thereto shall automatically be changed and converted into and shall thereafter represent, with respect to each such share, [__________] validly issued, fully paid and nonassessable shares of the Class B Common Stock, $.01 par value share, of New DiTech; and

               (b) each share and each certificate representing a share of the Class B Common Stock, $.001 par value, of New DiTech outstanding immediately prior thereto shall be cancelled for no consideration.

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        5. Subsequent Action. If at any time after the Effective Date it shall be necessary or desirable to take any action or execute, deliver or file any instrument or document in order to best, perfect or confirm of record in New DiTech the title to any property or any rights of Old DiTech, or otherwise to carry out the provisions of this Agreement, the directors and officers of New DiTech are hereby authorized and empowered on behalf of Old DiTech and in its name to take such action and execute, deliver and file such instruments and documents.

        6. Undertaking to Furnish Copies of Agreement and Plan of Merger. New DiTech shall furnish a copy of this Agreement to any of its shareholders or to any person who was a shareholder of Old DiTech or New DiTech upon written request and without charge.

        7. Rights and Duties of New DiTech. On the EffectiveDate, New DiTech shall thereupon and thereafter possess all rights, privileges, immunities, licenses, and permits (whether of a public or private nature) of Old DiTech; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Old DiTech shall continue and be taken and deemed to be transferred to and vested in New DiTech, without further act or deed; and New DiTech shall thereafter be responsible and liable for all the liabilities and obligations of Old DiTech.

        8. Assignment and Assumption of Certain Obligations. Effective upon the Effective Date, Old DiTech hereby assigns and delegates to New DiTech, and New DiTech hereby assumes, all of Old DiTech's rights and obligations under [to follow as necessary].

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                            DITECH FUNDING CORPORATION,
                                            a Delaware Corporation

                                            By:
                                               ---------------------------------


                                            By:
                                               ---------------------------------




                                            DITECH FUNDING CORPORATION,
                                            a California corporation

                                            By:
                                               ---------------------------------


                                            By:
                                               ---------------------------------

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